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                                  E*TRADE FUNDS

                 SECOND AMENDED AND RESTATED MULTIPLE CLASS PLAN

This Second Amended and Restated Multiple Class Plan ("Plan"), as amended from time to time, is adopted by E*TRADE Funds ("Trust") pursuant to Rule 18f-3 ("Rule") under the Investment Company Act of 1940, as amended ("1940 Act"), and sets forth the general characteristics of, and the general conditions under which the Trust may offer multiple classes of shares only on behalf of each separate series of the Trust as listed on Exhibit A attached hereto (each a "Fund"), as Exhibit A may be amended from time to time. This Plan is intended to allow each Fund to offer multiple classes of shares to the full extent and in the manner permitted by the Rule, subject to the requirements and conditions imposed by the Rule.

CLASS DESIGNATIONS

Each Fund may from time to time issue one or more of the following classes of shares: Institutional Class shares, Premier Class shares and Sweep Class shares. Each of the three classes of shares will represent interests in the same portfolio of investments of the Fund and, except as described herein, shall have the same rights and obligations as the other class. Each class shall be subject to such investment minimums and other conditions of eligibility as are set forth in each Fund's then-current prospectus or statement of additional information ("Prospectus"). If any Fund has only a single class of shares it will not be obligated to use any class designation (e.g., Institutional Class, Premier Class or Sweep Class) in referring to that class of shares in any Prospectus or related materials for such Fund.

CLASS CHARACTERISTICS

Institutional Class. Institutional Class shares will be offered at a public offering price that is equal to their net asset value ("NAV") without an initial sales charge or a contingent deferred sales charge ("CDSC"). Institutional Class shares are subject to an annual administrative services fee of 0.10% of the average daily net assets of the Institutional Class shares.

Premier Class. Premier Class shares will be offered at a public offering price that is equal to their net asset value ("NAV") without an initial sales charge or a contingent deferred sales charge ("CDSC"). Premier Class shares are subject to an annual shareholder servicing fee, which is not a fee adopted in accordance with Rule 12b-1 under the 1940 Act, of 0.20% of the average daily net assets of the Premier Class shares.

Sweep Class. Sweep Class shares will be offered at their NAV, without an initial sales charge or a CDSC. The Sweep Class shares are subject to (i) an annual shareholder servicing fee, which is not a fee adopted in accordance with Rule 12b-1 under the 1940 Act, of 0.25% of the average daily net assets of the Sweep Class shares, and (ii) a distribution fee imposed under a Distribution Plan ("12b-1 Plan") adopted in accordance with Rule 12b-1 under the Act ("Rule 12b-1 fees"), as described in the Prospectus for the Sweep Class.

Although not currently contemplated, the Institutional Class shares, Premier Class shares and/or Sweep Class shares may subsequently be offered pursuant to an initial sales charge and/or CDSC

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(each of which may be subject to reduction or waiver) as permitted by the 1940
Act, and as described in the Prospectus.

EXPENSE ALLOCATIONS

Subject to the approval of a majority of the Trust's Board of Trustees, including a majority of the independent trustees, the following "Class Expenses" may, to the extent not required to be borne by each Fund's investment adviser, administrator or other service providers, pursuant to an agreement with the Fund or the Trust, be allocated on a class-by-class basis: (a) printing and postage expenses related to preparing and distributing materials such as shareholder reports, Prospectuses and proxy statements to current shareholders of a specific class; (b) SEC registration fees incurred with respect to a specific class; (c) state (blue sky) or foreign (if any) registration fees and expenses incurred with respect to a specific class; (d) the expenses of administrative personnel and services required to support shareholders of a specific class; (e) litigation and other legal expenses relating to a specific class; (f) Trustees' fees or expenses incurred as a result of issues relating to a specific class of shares; (g) accounting and consulting expenses relating to a specific class; (h) any fees imposed pursuant to a Rule 12b-1 distribution and/or shareholder services plan or agreement that relate to a specific class; (i) any fees imposed pursuant to an administrative services agreement or a non-Rule 12b-1 shareholder services plan or agreement, or a transfer agency services agreement that relate to a specific class; and (j) any additional expenses, not including investment management or advisory fees, custodial fees or other expenses relating to the management of the Fund's assets, if such expenses are actually incurred in a different amount with respect to a class that are of a different kind or to a different degree than with respect to one or more other classes.

All expenses not hereafter designated as Class Expenses will be allocated to each class on the basis of the net asset value of that class in relation to the net asset value of the Fund. However, notwithstanding the above, the Trust may allocate all expenses other than Class Expenses on the basis of the relative net assets (settled shares) of each class, as permitted by the Rule.

WAIVERS AND REIMBURSEMENTS

Each Fund's investment adviser, administrator or distributor may choose to waive or reimburse Administrative Services fees, Shareholder Servicing fees, Rule 12b-1 fees or any Class Expenses on a contractual or voluntary basis. Such waiver or reimbursement may be applicable to some or all of the classes and may be in different amounts for one or more classes.

INCOME, GAINS AND LOSSES

Income and realized and unrealized capital gains and losses for each Fund shall be allocated to each class on the basis of the NAV of that class in relation to the NAV of the Fund.

The Fund may allocate income and realized and unrealized capital gains and losses to each class based on relative net assets (settled shares) of each class, as permitted by the Rule.

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CONVERSION FEATURES

The Institutional Class shares, Premier Class shares and Sweep Class shares shall not convert into another Class. Any conversion features applicable to a class will be described in a Fund's Prospectus.

EXCHANGE FEATURES

There are no exchange features among the Institutional Class shares, Premier Class of shares and the Sweep Class of shares. Any exchange features applicable to a class will be described in a Fund's Prospectus. As described in each Fund's Prospectus, Premier Class shares may be exchanged only for the shares of the following series of the Trust: E*TRADE Asset Allocation Fund, E*TRADE Bond Fund, E*TRADE International Index Fund, E*TRADE Premier Money Market Fund, E*TRADE Russell 2000 Index Fund, E*TRADE S&P 500 Index Fund, and E*TRADE Technology Index Fund, provided those series do not have multiple classes of shares.

DIVIDENDS

Dividends paid by any Fund with respect to its Institutional Class shares, Premier Class shares and Sweep Class shares, to the extent any dividends are paid, will be calculated in the same manner, at the same time and will be in the same amount, except that any Administrative Services fees, Shareholder Servicing fees, Rule 12b-1 fees and Class Expenses relating to a class of shares will be borne exclusively by that class and any incremental administrative services costs, transfer agency costs or, if applicable, Class Expenses relating to a class shall be borne exclusively by that class.

VOTING RIGHTS

Each share of each Fund will entitle the shareholder of record to one vote. Each class of shares of the Fund will vote separately as a class with respect to any 12b-1 Plan, as defined herein, applicable to that class and on other matters for which class voting is required under applicable law. Sweep Class shareholders will vote separately as a class to approve any material increase in payments authorized under a 12b-1 Plan applicable to Sweep Class shares.

RESPONSIBILITIES OF THE TRUSTEES

On an ongoing basis, the Trustees will monitor the Trust and each Fund for the existence of any material conflicts among the interests of the three classes of shares. The Trustees shall further monitor on an ongoing basis the use of waivers or reimbursement by the investment adviser, administrator or distributor of expenses to guard against cross-subsidization between classes. The Trustees, including a majority of the independent trustees, shall take such action as is reasonably necessary to eliminate any such conflict that may develop. If a conflict arises, the investment adviser, administrator or the distributor at their own cost, will remedy such conflict up to and including establishing one or more new registered management investment companies.

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REPORTS TO THE TRUSTEES

The distributor will be responsible for reporting any potential or existing conflicts among the three classes of shares to the Trustees. In addition, the Trustees will receive quarterly and annual statements concerning expenditures complying with paragraph (b)(3)(ii) of Rule 12b-1, if applicable. In the statements, only expenditures properly attributable to the direct or indirect sale or servicing of a particular class of shares shall be used to justify any Rule 12b-1 fee charged to that class. The statements, including the allocations upon which they are based, will be subject to the review of the independent trustees in the exercise of their fiduciary duties.

AMENDMENTS

The Plan may be amended from time to time in accordance with the provisions and requirements of the Rule.

EFFECTIVENESS

The Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees and (b) the independent trustees of the Trust.

Approval:

Multiple Class Plan adopted as of June 18, 2002.

First Amended and Restated Multiple Class Plan adopted as of November 19, 2002.

Second Amended and Restated Multiple Class Plan adopted as of February 26, 2003, and further amended as of May 20, 2003.

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                                    EXHIBIT A
                                       to
                                  E*TRADE Funds
                               Multiple Class Plan

The Multiple Class Plan of E*TRADE Funds ("Trust") is applicable to the following series of the Trust:

E*TRADE California Municipal Money Market Fund
E*TRADE Government Money Market Fund
E*TRADE Money Market Fund
E*TRADE Municipal Money Market Fund
E*TRADE New York Municipal Money Market Fund
E*TRADE Premier Money Market Fund

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